As filed with the Securities and Exchange Commission on November 3, 1994

                                              Registration No. 33-55823

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                            AMENDMENT NO. 1 TO
                                 FORM S-4
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                          _______________________

                       CRESTAR FINANCIAL CORPORATION
          (Exact name of registrant as specified in its charter)

    Virginia                    6711                     54-0722175
(State or other            (Primary Standard          (I.R.S. Employer
jurisdiction of         Indusrial Classification       Identification
incorporation or              Code Number)                  No.)
organization)
                           919 East Main Street
                              P.O. Box 26665
                      Richmond, Virginia  23261-6665
                              (804) 782-5000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            JOHN C. CLARK, III
             Corporate Senior Vice President, General Counsel
                               and Secretary
                       Crestar Financial Corporation
                           919 East Main Street
                              P.O. Box 26665
                      Richmond, Virginia  23261-6665
                              (804) 782-7445
         (Name, address, including zip code, and telephone number,
                including area code, of agent for service)

                                Copies To:
LATHAN M. EWERS, JR.                      GERARD L. HAWKINS
  Hunton & Williams               Elias, Matz, Tiernan & Herrick L.L.P.
951 East Byrd Street                     734 15th Street, N.W.
Richmond, Virginia 23219-4074       Washington, D.C. 20005
   (804) 788-8269                           (202) 347-0300

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after the Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance
with General Instruction G, check the following box.  (   )


Title of        Maximum   Proposed    Proposed      Amount
Each            Amount    Maximum     Maximum       Of
Class of                  Offering    Aggregate     Registration
Securities                Price       Offering      Fee
To Be                     Per         Price
Registered                Unit

Common Stock,
$5.00 par
value
per share     673,000     $16.625(2)  $9,376,500(2) $3,234
              shares(1)

Preferred
Share
Purchase
Rights(3)     673,000          N/A        N/A          N/A
              rights


(1) This Registration Statement covers the maximum number of shares of common stock of the Registrant which are expected to be issued in connection with the transactions described herein. Registrant previously registered 564,000 shares, and is registering 109,000 additional shares to accommodate an increase in the Exchange Ratio caused by a decline in the trading price for Registrant's Shares on the New York Stock Exchange.
(2) Estimated in accordance with Rule 457(f)(1) for the purpose of calculating the registration fee, with the market value of Jefferson Common Stock being exchanged in the transaction for Crestar Common Stock being based upon the average of the bid and asked prices for Jefferson Common Stock as reported by NASDAQ on October 3, 1994. No additional Registration Fee is payable for the additional shares being registered as there has been no change in the market value of the securities to be cancelled in the exchange.
(3) The Rights to purchase Participating Cumulative Preferred Stock, Series C will be attached to and will trade with shares of the Common Stock of Crestar Financial Corporation.
                          _______________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The purpose of Amendment No. 1 is to increase the number of Registrant's shares covered by the Registration Statement from 564,000 to 673,000. The exchange ratio of Registrant's shares for shares of Jefferson Savings & Loan Association, the acquisition target, fluctuates depending upon the trading price of Registrant's shares on the New York Stock Exchange. Since the Registration Statement was filed on October 6, 1994, the trading price of Registrant's shares has declined from the high $40s to the low $40s, and it is necessary to register additional shares to reflect the increase in the exchange ratio.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on November 2, 1994.

                         CRESTAR FINANCIAL CORPORATION
                         (Registrant)

                         By: /s/ John C. Clark, III
                                       John C. Clark, III,
                                       Corporate Senior Vice
                                       President, General Counsel
                                           and Secretary


                             POWER OF ATTORNEY

               Pursuant to the requirements of the Securities Act of 1933, this amendment to its registration statement has been signed by the following persons in the capacities indicated on November 2, 1994.

         Signature                       Title

/s/ Richard G. Tilghman    *          Chairman of the Board and Chief
Richard G. Tilghman                   Executive Officer and Director
                                      (Principal Executive Officer)

/s/ James M. Wells, III     *         President and Director
James M. Wells, III

/s/ Patrick D. Giblin          *       Vice Chairman of the Board and Chief
Patrick D. Giblin                     Financial Officer and Director
                                      (Principal Financial and Accounting
                                      Officer)


/s/ Richard M. Bagley          *      Director
Richard M. Bagley

/s/ J. Carter Fox              *      Director
J. Carter Fox

/s/ Bonnie Guiton Hill         *      Director
Bonnie Guiton Hill

/s/ Gene A. James              *      Director
Gene A. James

/s/ Charles R. Longsworth      *      Director
Charles R. Longsworth

/s/ Patrick J. Maher           *      Director
Patrick J. Maher

/s/ Frank E. McCarthy          *      Director
Frank E. McCarthy

/s/ G. Gilmer Minor, III       *      Director
G. Gilmer Minor, III

/s/ Gordon F. Rainey, Jr.      *      Director
Gordon F. Rainey, Jr.

/s/ Frank S. Royal             *      Director
Frank S. Royal, M.D.


/s/ L. Dudley Walker           *      Director
L. Dudley Walker

/s/ Karen Hastie Williams      *      Director
Karen Hastie Williams


*By:      /s/ John C. Clark, III
          John C. Clark, III
          Attorney-In-Fact